EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated May 8, 2019, with respect to the statements of condition including the related portfolios of High Income Allocation Portfolio 2019-2; Preferred Opportunity Portfolio 2019-2 and Multi-Asset High Income Portfolio 2019-2 (included in Invesco Unit Trusts, Series 1969) as of May 8, 2019, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-230316) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
May 8, 2019